Exhibit 99.1


                              River Valley Bancorp
                             Announces Earnings for
                         the Quarter Ended June 30, 2004

For Immediate Release
Tuesday, July 20, 2004


Madison, Indiana - July 20, 2004- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the second quarter ended June 30, 2004. Net income for the quarter was $544,817, or $0.34 expressed as basic earnings per share. Net income for the second quarter ended June 30, 2003 was $680,593, or $0.43 per basic share. The decrease in earnings from period to period is due to lower fee income associated with loan originations to the secondary market in the current quarter and higher general and administrative expenses than recorded a year earlier.

Return on average assets for the quarter ended June 30, 2004 was 0.86% and the return on average equity was 9.68% for the quarter. For the second quarter of 2003, those corresponding returns were 1.17% and 12.77% respectively.

Net income for the six month period ended June 30, 2004 was $1,153,873, or $0.72 basic share. For the six month period, this is a decrease of $122,390 from the $1,276,263 reported for the same period ended June 30, 2003. Earnings per basic share for the six months ended June 30, 2003 was $0.81.

Assets totaled $258.5 million as of June 30, 2004, an increase of approximately $19.0 million, from the $239.4 million reported as of June 30, 2003 and a $3.4 million increase from the $255.1 million reported as of December 31, 2003. Net loans, including loans held for sale, were $209.5 million as of June 30, 2004, an increase of $30.2 million from June 30, 2003, or an increase of $17.3 million since December 31, 2003. Deposits totaled $171.5 million as of June 30, 2004, an increase of $2.5 million from the $169.0 million reported June 30, 2003. Deposits at December 31, 2003 were $180.0 million.

Stockholders' equity as of June 30, 2004 was $22.1 million, or 8.55 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $13.62 as of June 30, 2004.

"It should come as no surprise that the historical lows in mortgage interest rates created an extraordinary event in refinancing activity in 2003. The fee income associated with the refinance boom in 2003 created a rare opportunity. The reality of 2004, with depressed margins, marginally higher operating expenses, and lower mortgage origination fees provide for more balanced trend analysis ", stated Matthew P. Forrester, president of River Valley Bancorp. "If one views 2003 as an anomaly, then our operating results to date and balance sheet positioning is more good news. The Corporation has positioned itself to prosper in varying economic environments, and not just in certain years or under certain circumstances."

As previously announced, River Valley Bancorp raised its quarterly cash dividend by $0.01 to $0.18 per share, or $0.72 per share annually.

The last reported trade of "RIVR" stock on this date was at $21.85.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)


                                    3 Months Ended   6 Months Ended    6 Months Ended
                                       6-30-2004       6-30-2004         6-30-2003

         Assets                                         $258,460          $239,446
         Net Loans, (1)                                  209,545           179,383
             ALL                                           2,277             2,008
         Deposits                                        171,457           168,984
         Shareholder Equity                               22,096            21,714
         Total Interest Income          $3,206             6,414             6,134
         Total Non Interest Income         698             1,318             1,733
         Interest Expense                1,317             2,599             2,673
         Non Interest Expense            1,636             3,104             2,921
         Provision Loan Losses              92               194               180
         Taxes                             314               681               817
         Net Income                        545             1,154             1,276

         ROAA                             0.86%             0.91%             1.10%
         ROAE                             9.68%            10.25%            11.97%
         Earnings per Basic Share        $0.34             $0.72             $0.81
         Diluted Earnings per Share       0.33              0.69              0.77


         (1)  Including Loans Held for Sale

Contact: Matthew P. Forrester - President, CEO
            River Valley Bancorp
            812-273-4949


Statements contained in this news release that are forward-looking are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements. Further discussion is contained in the Company's Form 10-QSB.